EXHIBIT 23.4

CONSENT OF FOREST ECONOMIC ADVISORS, LLC

We hereby consent to the references to our name in the Registration Statement on Form S-11, to be filed by CatchMark Timber Trust, Inc., and the related Prospectus and any further amendments thereto (collectively, the “Registration Statement”), and the references to the Forest Economic Advisors, LLC Market Study (the “Market Study”) wherever appearing in the Registration Statement, including, but not limited to, the references to our name and the Market Study under the headings “Industry and Market Opportunity” and “Experts.”

Dated: September 23, 2013

Forest Economic Advisors, LLC

By:	/s/ PAUL F. JANNKE
Name:	Paul F. Jannke
Title:	Principal, Lumber